AS FILED WITH THE UNITED STATES
SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER    , 2005

Regisration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Premiere Publishing Group, Inc.

(Name of small business issuer in its charter)

Nevada	5994	11-3746201
(State or other jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

386 Park Avenue South, 18th Floor
New York, New York 10016
(212) 481-1005

(Address and telephone number of principal executive offices and principal place of business)

Michael Jacobson
Chief Executive Officer
Premiere Publishing Group, Inc.
386 Park Avenue South, 16th Floor
New York, New York 10016
(212) 481-1005

(Name, address and telephone number of agent for service)

Copies to:
Hank Gracin, Esq.
Lehman & Eilen LLP
Mission Bay Office Plaza,
20283 State Road 7, Suite 300
Boca Raton, Fl. 33498
(561) 237-0804

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $.001 per share	5,671,464(3)	$.42	$2,382,015	$254.88
Common stock, par value $.001 per share	7,750,000(4)	$.42	$3,255,000	$348.29
Common stock, par value $.001 per share	3,000,000(5)	$.42	$1,260,000	$134.82
Total	16,421,464		$6,897,015	$737.98

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange. In accordance with Rule 457(c), the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $.42 is a fixed price at which the selling shareholders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

(4) Represents shares of the registrant’s common stock being registered for resale that have been or may be acquired upon the conversion of promissory notes issued to certain of the selling shareholders named in this registration statement.

(5) Represents shares of the registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to certain of the selling shareholders named in the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER    , 2005

PRELIMINARY PROSPECTUS

Premiere Publishing Group, Inc.

16,421,464 shares of common stock

This prospectus relates to the resale or other disposition of up to 16,421,464 shares of our common stock, $0.001 par value per share, by certain of our shareholders. These persons, together with their transferees, are referred to throughout this prospectus as “selling shareholders.” Of these shares, up to 7,750,000 shares are presently issuable on conversion of promissory notes that we previously issued to certain of the selling shareholders, and up to 3,000,000 shares are presently issuable on the exercise of warrants that we previously issued to certain of the selling shareholders.

We issued all of the shares and promissory notes described above in private placement transactions completed prior to the filing of this registration statement.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling shareholders and/or their registered representatives at a fixed price of $.42 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. As a result of such activities, the selling shareholders may be deemed underwriters as that term is defined in the federal securities laws.

Our common stock does not presently trade on any exchange or electronic medium. We intend to apply to have our common stock listed on the OTC Bulletin Board once this prospectus is declared effective. However, no assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange or electronic medium.

You should consider carefully the risk factors beginning on page four of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November    , 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	7
WHERE YOU CAN GET MORE INFORMATION	7
USE OF PROCEEDS	7
DESCRIPTION OF OUR AUTHORIZED CAPITAL	8
OUR PLAN OF OPERATIONS	8
OUR BUSINESS	9
COMPANY HISTORY	9
DESCRIPTION OF OUR BUSINESS	10
DIRECTORS AND EXECUTIVE OFFICERS	11
LITIGATION	12
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	12
EXECUTIVE COMPENSATION	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
SELLING SHAREHOLDERS	14
DILUTION	17
PLAN OF DISTRIBUTION	17
DESCRIPTION OF SECURITIES	19
EXPERTS	20
LEGAL MATTERS	20
INDEMNIFICATION OF DIRECTORS AND OFFICERS	21

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading “Risk Factors.” In this prospectus, the terms “Premiere Publishing Group,” “we,” “us,” and “our” refer to Premiere Publishing Group, Inc. and its two wholly owned subsidiaries, Sobe Life, LLC and Poker Life Magazine LLC.

Our Company

We are a recently organized Nevada corporation that publishes the national quarterly magazine “Trump World.” It is a glossy full-color magazine of approximately 110 pages that reflects the interests, business accomplishments and luxurious lifestyle of Donald Trump. The magazine is meant to capitalize on the brand name of Donald Trump following his success with NBCs reality based show, The Apprentice. The magazine was launched nationally in September 2004 and contains articles focusing on luxury items, exotic travel, fine dining, great entertainment, and unique insights into The Apprentice and its contestants. Five national issues of Trump World magazine have been published to date, and we plan to publish the winter 2005 edition in January 2006.

We publish Trump World magazine through our wholly owned subsidiary Sobe Life, LLC. We purchased Sobe Life, LLC from our Chairman and President Michael Jacobson in April 2005.

We also launched in October 2005 a national bi-monthly magazine entitled “Poker Life,” that will focus on the popular game of poker and the lifestyle surrounding it. We plan to publish Poker Life magazine through our wholly owned subsidiary Poker Life Magazine LLC.

Selected Financial Data

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated audited financial statements, including the notes thereto, appearing elsewhere in this prospectus. The information set forth below should also be read in conjunction with “Our Plan of Operations.” Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

STATEMENT OF OPERATIONS DATA:
March 25, 2005 - August 31, 2005
Revenues	$152,664
Expenses	$4,788,066
Net Loss	$(4,635,402)
BALANCE SHEET DATA:
As of August 31, 2005
Total Assets	$3,624,065
Total Liabilities	$2,727,267
Total Stockholders’ Equity	$896,798
The Offering
Common stock outstanding	12,526,600 shares as of October 25, 2005
Common stock that may be offered by selling shareholders	Up to 16,421,464 shares; representing 5,671,464 shares of our common stock that were previously issued to the selling shareholders; and 7,750,000 shares of our common stock issuable on conversion of convertible promissory notes, and 3,000,000 shares of our common stock issuable upon the exercise of warrants.
Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder.
Risk factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business you should carefully consider the risks set forth below, which are only a few of the risks associated with investing in our common stock. You should be in a position to risk the loss of your entire investment.

Because Sobe Life, LLC, our wholly owned subsidiary and operating entity, has only recently commenced business operations, it faces a high risk of business failure.

You must consider that only three issues of Trump World magazine were published by Sobe Life, LLC before we purchased Sobe Life, LLC in April 2005, and that Sobe Life, LLC has published only two issues since then. Accordingly, Sobe Life, LLC has minimal operating history from which investors can evaluate its business. Until we develop the business further by publishing more issues of Trump World magazine and expanding its paid circulation, it will be difficult for an investor to evaluate Sobe Life, LLC’s chances for success.

If Sobe Life, LLC continues to incur net losses, and we are unable to raise additional capital, Sobe Life, LLC’s business may fail.

From May 1, 2004 through August 31, 2005, Sobe Life, LLC incurred cumulative net losses of approximately $1,239,914. We believe that Sobe Life, LLC’s present working capital will permit it to continue to operate for approximately 18 months from the date hereof. However, Sobe Life, LLC may encounter business problems that will cause it to incur additional losses and increase its working capital requirements. There can be no assurance that such working capital will be available from operating revenues or acceptable financings.

If we are unable to hire and retain key personnel, then we may not be able to implement our business plan.

The success and growth of our business will depend on the contributions of our Chairman and President, Michael Jacobson, and a small number of other key personnel, as well as our ability to attract, motivate and retain other highly qualified personnel. Competition for such personnel in the publishing industry is intense. We do not have an employment agreement with Mr. Jacobson or any of our other employees. The loss of the services of any of our key personnel, or our inability to hire or retain qualified personnel, could have a material adverse effect on our business.

If our business plan fails, our company will dissolve and investors may not receive any portion of their investment back.

If we are unable to realize profitable operations, or raise sufficient capital, our business will eventually fail. In such circumstances, it is likely that we will dissolve and, depending on our remaining assets at the time of dissolution, we may not be able to return any funds back to investors. Although investors that hold senior notes may have priority, there can be no assurance that we will have the assets to repay such notes.

Competition in the consumer magazine publishing business.

The consumer magazine publishing business is highly competitive and there can be no assurance that we will be able to compete effectively. We compete for advertising and circulation revenues with publishers of other special-interest consumer magazines, including GQ and Cigar Afficionado. Some of these competitors are larger and have greater financial resources than us. Others are smaller and may be capable of quickly identifying a niche publication that could compete for our readers and advertisers.

Increases in paper costs may have an adverse impact on our future financial results.

The price of paper is a significant expense in publishing our magazines. The prices for certain commodity grades of paper have substantially increased in the past few years. Paper price increases may therefore have an adverse effect on our future results.

Consolidation of principal vendors.

Our principal vendors include paper suppliers, printers, fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing significant consolidation among their principal participants. This consolidation may result in (i) decreased competition for providing such services and thus increased prices; (ii) interruptions and delays in services provided by such vendors; and (iii) greater dependence on certain vendors. Consolidation could therefore adversely affect our results of operation and financial condition.

Our magazine business is subject to competition from the rapidly increasing market for internet and new media products and services.

The increased availability of information on the internet and other new media products and services subjects our magazine business to increased competition, which may adversely affect our future operating results.

There is no assurance that our common stock will be cleared to trade on the Over-the-Counter Bulletin Board.

We expect that a market maker will file a Form 211 with the National Association of Securities Dealers (the “NASD”) to have our Common Stock quoted on the OTC Bulletin Board. However, we cannot assure you that our common stock will ever be quoted on the OTC Bulletin Board or any other exchange or electronic medium.

We cannot guarantee that an active trading market will develop for our common stock.

There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Poker Life magazine will face intense competition from other poker magazines.

We also launched Poker Life magazine in October 2005 and plan a winter issue for January 2006. We plan for it to be a national bi-monthly magazine that will focus on the popular game of poker and the lifestyle surrounding it. Poker Life magazine will face intense competition from other magazines focused on the game of poker, including “Card Player,” “Bluff,” “All In,” and “Casino Player.” We cannot assure you that our planned magazine will be able to effectively compete with these other magazines given that they have an established readership and have greater financial resources than we do.

We could be subject to criminal or civil penalties if we include in Poker Life magazine advertisements for online-gaming companies.

If we run advertisements for online-gaming sites in our planned Poker Life magazine, it could result in our being the target of a criminal prosecution by federal or state authorities, or both. It may also make it more difficult for us to list our securities on an exchange in the U.S. The recent initial public offering of Gibraltar based Party Gaming PLC, the world’s largest online poker company, trades only on the London Stock Exchange.

The U.S. Department of Justice has indicated that it regards all forms of online gaming as illegal in the U.S. under the Interstate Wireline Act. This would seem to include online poker. The Department of Justice has also indicated that advertisements for online gaming are illegal, and it has issued subpoenas to media groups to stop them running such advertisements. Furthermore, most states maintain that online gaming is illegal under existing anti-gambling laws, but as yet they have done little to enforce those laws against online-gaming sites. In addition, businesses that run advertisements for online-gaming sites have been the target of civil actions. Certain companies take the position and rely on the apparent unwillingness or inability of regulators generally to bring actions against companies with no presence in the country concerned which is not the case with us because we maintain our offices and activities in the United States.

Online poker is, however, increasingly popular in the U.S. and many publications currently include magazine advertisements placed by online-gaming sites despite the potential risks.

There may be future dilution of our common stock.

If we sell additional equity or convertible debt securities, those sales could result in additional dilution to our shareholders.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that requires brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. See “Penny Stock Considerations”.

FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things, statements relating to the following matters:

      • the level of oil and gas reserves that can be extracted at any of our projects

      • our ability to extract reserves at commercially attractive prices

      • our ability to realize significant cost savings by outsourcing much of the capital-intensive aspects of our business to others

      • the likelihood that our new management team will increase our profile in the industry and create new acquisition and development opportunities for us

      • our ability to compete against companies with much greater resources than us

These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to explain the reason why actual results may differ. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this prospectus might not occur.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form SB-2 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. You also may request a copy of the registration statement and these filings by writing or calling us at 386 Park Avenue South, 18th Floor, New York, New York 10016, telephone number (212) 481-1005.

PENNY STOCK CONSIDERATIONS

Our common stock is considered penny stock. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compenstion of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders.

DESCRIPTION OF OUR AUTHORIZED CAPITAL

Our authorized capital consists of 75 million shares of common stock, par value $.001 per share. As of October 25, 2005, 12,526,600 shares of our common stock were outstanding. Our articles of incorporation currently do not authorize us to issue preferred stock.

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

OUR PLAN OF OPERATIONS

The revenue that Sobe Life, LLC currently generates from each issue of Trump World magazine is approximately $200,000 while the current cost of publishing one issue is approximately $165,000. The revenues consist of advertising revenue and circulation revenue. The costs include printing costs of $95,000, distribution cost of approximately $15,000, and photography, writing and related creation costs of

$15,000. In addition, Sobe Life, LLC pays or accrues compensation expense of an aggregate of $40,000 per month.

Our plan of operations for the 12 months following the date of this prospectus is to publish an additional four issues of Trump World magazine and to begin publishing Poker Life magazine in October 2005. We expect that the revenues associated with each future issue of Trump World magazine will increase but that the expenses associated with each issue will remain the same for at least the next 12 months.

As of October 25, 2005, we had cash on hand of approximately $1,000,000. This cash is a result of our bridge financing in April and May 2005, Sobe Life, LLC’s revenues, and the private placements of our Investment Units in July through October 2005. We expect that this cash will permit us to continue to operate for an additional 12 months.

The continuing development of our publishing business will be dependent upon our success in attracting subjects for our magazine articles, as will as advertisers. Future advertising may be effected by events and trends such as general economic conditions, alternative means of advertising and the circulation of our magazine.

In the audited financial statements included in this prospectus, Sobe Life, LLC has recognized revenue upon the publication and distribution of each issue of Trump World magazine for which advertising has been purchased and billed. At this point, collection is reasonably assured and Sobe Life, LLC has no remaining performance obligations. Prepayments and/or deposits on advertising or editorial copy to be published in future issues are deferred until the publication and distribution date of the respective issue. In the normal course of business, Sobe Life, LLC extends unsecured credit to virtually all of its customers. Sobe Life, LLC believes it will be able to collect all advertising revenue, so it has not provided an allowance for doubtful accounts. In the event of complete non-performance, the maximum exposure to Sobe Life, LLC is the recorded amount of trade accounts receivable shown on its balance sheet at the date of non-performance. At August 31, 2005 this amount was $30,000.

For the period from May 1, 2004 through August 31, 2005, Sobe Life, LLC has incurred a net loss of approximately $1,239,914.

OUR BUSINESS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors set forth in this prospectus. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY HISTORY

We are a newly organized Nevada corporation that publishes the national quarterly magazine “Trump World.” Trump World magazine was initially published, beginning in September 2004, by Sobe Life, LLC, an Illinois limited liability company. Sobe Life, LLC was formed in April 2004 by Lee Fry and our President Michael Jacobson in order to enter into a publishing agreement with Trump World Publications LLC and publish Trump World magazine on a national basis.

At the time that Sobe Life LLC was formed in April 2004, Lee Fry owned 70% of the membership interests in Sobe Life, LLC, our Chairman and President Michael Jacobson owned 30% of the membership interests, and Mr. Fry had loaned $700,000 to Sobe Life, LLC to fund the original publication of the magazine. In March 2005, Mr. Jacobson acquired Lee Fry’s 70% interest in Sobe Life, LLC and satisfied in full any and all obligations under the $700,000 loan in exchange for $100,000 and an agreement to pay Mr.

Fry 10% of any net profits generated by Trump World magazine though December 2007 up to a maximum amount of $500,000. Thereafter, in April 2005, Mr. Jacobson transferred Sobe Life, LLC to us. In consideration of that transfer and Mr. Jacobson’s services in forming and organizing us, Mr. Jacobson received 5,350,000 shares of our common stock.

We also plan to launch in October 2005 a national bi-monthly magazine entitled “Poker Life,” that will focus on the popular game of poker and the lifestyle surrounding it. We plan to publish Poker Life magazine through our wholly owned subsidiary Poker Life Magazine LLC.

DESCRIPTION OF OUR BUSINESS

Trump World Magazine

Trump World magazine is a glossy, full-color national quarterly magazine of approximately 112 pages that reflects the interests, business accomplishments and luxurious lifestyle of Donald Trump. The magazine is meant to capitalize on the internationally recognized brand name of Donald Trump and on the success of Trump’s NBC’s reality show, The Apprentice. The magazine was launched nationally in September 2004 and contains articles focusing on luxury items, exotic travel, fine dining, great entertainment, and unique insights into The Apprentice and its contestants.

Trump World magazine is intended to be published four times per year and is tailored to a unisex, upwardly mobile readership between the ages of 21 and 55. It is advertising supported and retails in the United States for $5.95 per issue, or $19.99 for a one-year subscription to four issues. Its current print run is 200,000. Approximately one-fourth of its circulation, 50,000 copies, is distributed complimentary to the customers of Donald Trump’s properties, including his hotels, casinos, golf courses and residences.

The magazine was first published in September 2002, with subsequent editions published by Sobe Life, LLC in September 2004 and December 2004. Additionally, we published the Spring 2005 and Summer 2005 issues of the magazine following our acquisition of Sobe Life, LLC in April 2005. We published the Fall 2005 edition in September 2005 and we plan to publish the Winter 2005 edition in December 2005.

Advertising in Trump World Magazine

Trump World magazine sells and carries conventional advertising. The size of each advertisement ranges from one-third to one full page, or special units (i.e., spreads, gatefolds or inserts). The publisher and sales team of Trump World magazine is responsible for soliciting potential advertisers, negotiating advertising contracts and securing executed insertion orders with them. To date, Trump World magazine’s advertisers have typically been national businesses that market products to high net worth individuals. The advertisers, starting with the first national issue, in the first issues of Trump World magazine have included London Jewelers, Cellini Jewelers, BlueStarJets private air travel, Fendi bags, Tourneau watches and A-Link in which we featured Melania Trump.

Donald Trump

Donald Trump is one of most successful and renowned real estate developers in the world. Long before the success of NBC’s reality-based show, The Apprentice, Donald Trump was a celebrity. The Apprentice is a series that focuses on a group of young, ambitious entrepreneurs competing for a dream job as a top executive in Donald Trump’s business empire. It has been a top-rated television series for the past one and one-half years and has a production commitment from NBC for two more seasons.

Our License Agreement with Donald J. Trump and our Publishing Agreement with Trump World Publications LLC

Our wholly owned subsidiary Sobe Life, LLC entered into a license agreement with Donald J. Trump on May 28, 2004 that grants us an exclusive license to use the trademark “Trump World” as the name of our magazine through August 30, 2009. In consideration for the grant of this license, our wholly owned subsidiary Sobe Life, LLC has agreed to pay Mr. Trump $120,000 upon the publication of the fall (September) 2005 issue and an additional $120,000 upon the publication of the winter (December) 2005 issue of Trump World magazine. Sobe Life, LLC has also agreed to pay Mr. Trump a royalty of $135,000 for each issue of Trump World magazine published thereafter regardless of the frequency of publication.

In accordance with the license agreement, Mr. Trump has the right to review and approve each issue of Trump World magazine at least 10 days prior to each publication in order to confirm that the issue meets the industry standards for a premier, first-class lifestyle magazine.

In addition to the license agreement, Sobe Life, LLC entered into a five-year publishing agreement with Trump World Publications LLC, of which Mr. Trump is the managing member. Sobe Life, LLC first entered into this agreement on May 28, 2004, and it was last amended on July 27, 2005.

The publishing agreement, as amended, required Sobe Life, LLC to pay Trump World Publications LLC $200,000 on July 30, 2005 in connection with all prior issues of Trump World magazine including summer 2005, and to thereafter pay 7.5% of the net profits generated by each issue of Trump World magazine beginning with the fall (September) issue. These fees are in addition to the royalties payable under the license agreement described above. The publishing agreement provides that the net profits generated by each issue of Trump World magazine shall equal all the gross revenues received with respect to an issue, less accounting costs directly related to the issue (not to exceed $10,000 per year); legal costs directly related to the issue (not to exceed $10,000 per year); and a percentage of our general corporate expenses (including payroll, printing, rent and photography expenses) based on the number of issues of Trump World magazine published in a year compared to the total number of our publications in that same year, including publications of our planned Poker Life magazine.

In connection with the July 27, 2005 amendment of the Publishing Agreement, we also transferred 2 million restricted shares of our common stock to Mr. Trump. Mr. Trump may offer one-half of these shares by way of this prospectus.

The publishing agreement requires that we produce each issue of Trump World magazine for a distribution of a minimum of 200,000 copies, with 50,000 distributed by us at our own expense to certain of Mr. Trump’s properties. The agreement also requires that the magazine be a four-color magazine, the interior paper be printed on 60LB high-grade glossy stock, the cover of the magazine be on 100# glossy stock, the binding be perfect bound, and the minimum page count be 100 pages. The agreement also requires that each single issue of the magazine be sold for $5.95.

Poker Life Magazine

We plan to launch in October 2005 a national bi-monthly magazine “Poker Life,” that will focus on the popular game of poker and the lifestyle surrounding it. We expect this magazine to enter the market as the only upscale publication devoted to the exciting lifestyle surrounding poker. Each feature and article will be in step with the passions of today’s players, including features and articles on travel, fine dining, cigars, nightlife and fashion. We plan for the magazine to help readers find the next tournament worth playing in and feature the world’s best poker rooms. World champions of poker will also contribute tips that make readers infinitely better at the game. We expect that Poker Life magazine will be printed at a major printing plant on superior 100 LB cover stock and 60 LB interior stock, and perfect bound. It will have the look and feel of a leading luxury lifestyle magazine.

We believe that poker is more popular in America now than ever before because:

• Television has revolutionized poker’s popularity, targeting a growing audience of new players and putting the game squarely in the lexicon. Fans are intrigued by the quirky personalities of poker’s top professionals and celebrity participants, as featured in The World Series of Poker and Celebrity Poker Showdown, respectively.

• The invention of the Lipstick Cam two years ago revealed to television viewers the player’s two hole cards in the seven card game of Texas Hold ‘Em, thereby exposing the bluffers.

•The Internet draws millions of amateur players and pros a day to a variety of online poker sites, where stakes range from poker change to big purses.

• Poker-themed magazines are on the rise. There was an influx of new poker titles in 2004 aimed at mid-level players with some knowledge of the game and its champions. However, most of these magazines are missing the crucial luxury lifestyle element that will distinguish Poker Life from the competition.

Our plan of operations for the 12 months following the date of this memorandum is to publish four issues of Poker Life magazine commencing October 2005.

If we are able to publish Poker Life magazine, it will face intense competition from other magazines focused on the game of poker, including “Card Player,” “Bluff,” “All In,” and “Casino Player.” We may not be able to effectively compete with these other magazines given that they have an established readership and have greater financial resources than we do.

Additionally, if we run advertisements for online-gaming sites in our planned Poker Life magazine, it could result in our being the target of a criminal prosecution by federal or state authorities, or both. It may also make it more difficult for us to list our securities on an exchange in the U.S.

DIRECTORS AND EXECUTIVE OFFICERS

The directors, officers and key employees of the company are as follows:

Name	Age	Position
Michael Jacobson	42	Chairman, President and Secretary
Al Van Damm	55	Controller
Jasmine Mir	30	Editor

The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.

MICHAEL JACOBSON. Mr. Jacobson has been our Chairman, President and Secretary since we were organized in March 2005, and has been the Editor and Publisher of Trump World magazine since October 2002. Mr. Jacobson is responsible for overseeing the editorial and sales efforts for Trump World magazine. From September 1995 through September 2003, Mr. Jacobson was Vice President of Sales and Promotions for Smoke Magazine, published by Lockwood Publications, Inc. Prior to his work with Trump World magazine, Mr. Jacobson worked in advertising sales and promotions for “Gear” magazine and helped launch “Smoke” magazine.

AL VAN DAMM. Mr. Van Damm has been our Controller and principal financial officer since March 2005. Prior thereto, beginning in 1998, Mr. Van Damm was an independent consultant that assisted numerous companies with their financial statement preparation. From 1986 to 1997, Mr. Van Damm was the controller for North American Music Corporation of West Nyack, New York.

JASMINE MIR. Ms. Mir has been an Editor of Trump World magazine since May 2005. Beginning in February 2005, Ms. Mir was Senior Lifestyle Editor at ZINK Magazine, where she assisted in the industry-recognized editorial relaunch of the magazine. Prior thereto, beginning in January 2004, Ms. Mir was Senior Style Editor of Panache Magazine, where she contributed to the editorial direction of each bi-monthly issue. From October 1999 through January 2004, Ms. Mir was a freelance writer with contributions to numerous magazines.

Employees

We currently have 12 full-time employees.

Company Facilities

We currently lease an office in New York city of approximately 6,000 square feet at $26.00 per square foot.

LITIGATION

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions incidental to the normal operations of the business. As of the date of this offering, we are not aware of any material claims, lawsuits, disputes with third parties or the like that would have any material affect on our business.

Directors’ Term of Office

Directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board of directors.

Audit Committee and Audit Committee Financial Expert

Our board of directors acts as our audit committee. No member of our board of directors is an “audit committee financial expert,” as that term is defined in Item 401(e) of Regulation S-B promulgated under the Securities Act.

To date, we have conducted limited operations and generated only minimal revenue since inception. In light of the foregoing, and upon evaluating our internal controls, our board of directors determined that our internal controls are adequate to insure that financial information is recorded, processed, summarized and reported in a timely and accurate manner in accordance with applicable rules and regulations of the SEC. Accordingly, our board of directors concluded that the benefits of retaining an individual who qualifies as an “audit committee financial expert” would be outweighed by the costs of retaining such a person.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Neither our sole director and executive officer nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of our common stock, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect, in any transaction that we have entered into since our incorporation or any proposed transaction, other than our issuance of 5,350,000 shares in April 2005 to our President and CEO Michael Jacobson.

EXECUTIVE COMPENSATION

The following table discloses the compensation we paid to Michael Jacobson, in our 2004 fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	($)Bonus	Other Annual Compensation	Securities Underlying Options/SARs	All Other Compensation($)
Michael Jacobson Chief executive officer	2004	$120,000	0	0	—	—

As of the date of this prospectus, we have not granted stock options to anyone. Our board of directors has not adopted a stock option plan or other equity based compensation plan.

Employment Agreements

We entered into a five year employment agreement with our President and CEO Michael Jacobson on September 1, 2005. The agreement provides for a base salary of $200,000 per year, a car allowance of $1,000 per month, and bonuses at our discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock were beneficially owned as of October 25, 2005, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our director, (3) our executive officer, and (4) our director and executive officer as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons name in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 12,526,600 shares outstanding on October 25, 2005. The address of each of the director and executive officer listed below is c/o Premiere Publishing Group, Inc., 386 Park Avenue South, 18thFloor, New York, New York 10016.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
Michael Jacobson President and CEO	5,350,000	(1)	42.7%
Al Van Damm Controller and Principal Financial Officer	50,000	(2)	*
Donald J. Trump	2,000,000	(3)	16.0%
Legend Merchant Group, Inc.	1,500,000	(4)	12.0%
David Nicholls	666,660	(5)	5.3%
Robert Cole and Susan Cole	650,000	(6)	5.2%
Lars Volkenberg	1,000,000	(7)	8.1%
Lakefield Trading LTD	1,700,000	(8)	12.6%
Gilman Securities LTD	1,700,000	(8)	12.6%
Brenston Enterprises S.A.	1,700,000	(8)	12.6%
Lion Advisors LLC	900,000	(9)	7.2%
All officers and directors as a group (2 persons)	5,400,000		43.1%

* Represents less than 1%

(1) Mr. Jacobson received these shares in consideration for forming and organizing us in March 25, 2005 and for transferring Sobe Life, LLC to us in April 2005.

(2) Mr. Van Damm received these shares in March 2005 in consideration for employment services previously rendered, and for future employment services.

(3) Mr. Trump received these shares in connection with the July 27, 2005 amendment to the publishing agreement between Sobe Life, LLC and Trump World Publications LLC. Mr. Trump’s address is c/o the Trump Organization, 725 Fifth Avenue, New York, NY 10022.

(4) Legend Merchant Group received these shares in consideration for investment banking services performed on behalf of us in connection with the restructuring of Sobe Life, LLC and our acquisition of Sobe Life, LLC in April 2004. The address for Legend Merchant Group, Inc. is 30 Broad Street, 38thFloor, New York, New York 10004.

(5) Mr. Nicholls purchased 10 of our investment units on July 28, 2005. These shares represent 66,666 shares included in those units and 600,000 shares issuable upon the conversion of promissory notes contained in the units. Mr. Nicholls’ address is 36 Gynsille Lane, Eicester, Leicestersh, United Kingdom.

(6) Robert and Susan Cole received these shares as partial consideration for their consulting work on behalf of us in developing Poker Life magazine. Their address is 8887 Majorca Drive, Lake Worth, Fl. 33467.

(7) Mr. Volkenberg received these shares upon the conversion of a $250,000 convertible promissory note issued by us in April 2005. Mr. Volkenberg’s address is P.O. Box 6001 Heerlen 6401 SB Netherlands.

(8) 1,000,000 of these shares are issuable upon the exercise of warrants. These shares and warrants were issued in consideration for investor relations services performed on our behalf. The address is c/o Geneva Financial Services, 13 Cours de Rive, Geneva 1204 Suisse.

(9) These shares were issued in consideration for investor relations services performed on our behalf. The address for Lion Advisers LLC is c/o Morrison Anderson Trust Company, P.O. Box 120, Main Street, Charlestown, Nevis, WI.

SELLING SHAREHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The shares of common stock being offered in this prospectus (including shares issuable upon the conversion of convertible promissory notes) were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Because the selling shareholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling shareholders will hold after this offering.

Other than as indicated, none of the selling shareholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling shareholder and the percentage ownership of that selling shareholder, shares of common stock issuable through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days, and upon the conversion of promissory notes that are presently convertible or may be converted within 60 days. Each selling shareholder’s percentage of ownership in the following table is based on 12,526,600 shares of common stock outstanding as of November 25, 2005.

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
Selling Shareholder	Number	Percent	Number of common shares registered in this prospectus	Number	Percent
Alda Express	66,666(1)	1.0%	66,666	0	0%
Christopher Avery	66,666(1)	1.0%	66,666	0	0%
Hans Bilger	66,666(1)	1.0%	66,666	0	0%
Timothy Borthwick	266,664(1)	2.1%	266,664	0	0%
Peter Brazel	99,999(1)	1.1%	99,999	0	0%
Richard J. Brightling	266,664(1)	2.1%	266,664	0	0%
David Caird	399,996(1)	3.2%	399,996	0	0%
Wade Cartwright	66,666(1)	1.0%	66,666	0	0%
James Coffey	133,332(1)	1.1%	133,332	0	0%
William Dolen	133,332(1)	1.1%	133,332	0	0%
Robert J. Eager	66,666(1)	1.0%	66,666	0	0%
Christopher Eiffe	66,666(1)	1.0%	66,666	0	0%
Garry Farqumar	66,666(1)	1.0%	66,666	0	0%
George Fisher	66,666(1)	1.0%	66,666	0	0%
Samuel Fox & Gail Fox	66,666(1)	1.0%	66,666	0	0%
F H Partners	66,666(1)	1.0%	66,666	0	0%
Anthony Glover & Jennifer Glover	33,333(1)	*	33,333	0	0%
Jonathan Grantham	66,666(1)	1.0%	66,666	0	0%
Anthony Griffith & Benedict Griffith	66,666(1)	1.1%	66,666	0	0%
Heckert Construction	266,664(1)	2.1%	266,664	0	0%
Dennis Hewitt	66,666(1)	1.0%	66,666	0	0%
Will Henry Caradoc Hodkins	66,666(1)	1.0%	66,666	0	0%
Anthony Hustead & Karen Hustead	66,666(1)	1.0%	66,666	0	0%
Mark J. Iacono	266,664(1)	2.1%	266,664	0	0%
Cliff D. Jobson	33,333(1)	*	33,333	0	0%
Craig Kirsch & Jodi Kirsch	66,666(1)	1.0%	66,666	0	0%
Michael Lane	266,664(1)	2.1%	266,664	0	0%
Lezarb Pt Ltd.	33,333(1)	*	33,333	0	0%
Keith Lopez	133,332(1)	1.1%	133,332	0	0%
Michael C. Manzo	66,666(1)	1.0%	66,666	0	0%
Neville Maw	66,666(1)	1.0%	66,666	0	0%
Thomas B. McChesney	266,664(1)	2.1%	266,664	0	0%
Jason Mediate	66,666(1)	1.0%	66,666	0	0%
Kenneth Mortimer	133,332(1)	1.1%	133,332	0	0%
Derek Munden	199,998(1)	1.6%	199,998	0	0%
David Nicholls	666,660(1)	5.3%	666,660	0	0%
Allan Pope	66,666(1)	1.0%	66,666	0	0%
Howard Rice	66,666(1)	1.0%	66,666	0	0%
Eric P. Robinson	66,666(1)	1.0%	66,666	0	0%
Harold Scidmore & Francis Scidmore	66,666(1)	1.0%	66,666	0	0%
Alan Seewald & Mariann Seewald	66,666(1)	1.0%	66,666	0	0%

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
Selling Shareholder	Number	Percent	Number of common shares registered in this prospectus	Number	Percent
Wayne Seid & Michael Seid	66,666(1)	1.0%	66,666	0	0%
Amarjit Sing	66,666(1)	1.0%	66,666	0	0%
Brian Stanislawski	66,666(1)	1.0%	66,666	0	0%
James T. Stephens	66,666(1)	1.0%	66,666	0	0%
Peter Alan Stewart	66,666(1)	1.0%	66,666	0	0%
Tangents to Infinity	66,666(1)	1.0%	66,666	0	0%
Sean Tangney	199,998(1)	1.6%	199,998	0	0%
Tamex Transport Pty Ltd.	66,666(1)	1.0%	66,666	0	0%
Donald Ulmer	66,666(1)	1.0%	66,666	0	0%
Lars Valkenberg	399,996(1)	3.2%	399,996	0	0%
Barnaby Willis	133,332(1)	1.1%	133,332	0	0%
Richard McGraph	2,667	*	2,667	0	0%
Gannon W. Scheidt	6,667	*	6,667	0	0%
Janis G. Scheidt	6,667	*	6,667	0	0%
Marc Hetrick	6,667	*	6,667	0	0%
Scott Shwayder	6,667	*	6,667	0	0%
Marc S. Lipitt	6,667	*	6,667	0	0%
Scott Henke	6,667	*	6,667	0	0%
William Chinnock	6,667	*	6,667	0	0%
Stan Williams	6,667	*	6,667	0	0%
Edward Tan	6,667	*	6,667	0	0%
George Scheidt	6,667	*	6,667	0	0%
Bryan Oliver	6,667	*	6,667	0	0%
Marlene McGrath	6,667	*	6,667	0	0%
John McGrath	6,667	*	6,667	0	0%
Westport Strategic Partners, Inc.	109,328	*	109,328	0	0%
Bella Capital Holdings LLC	200,000	1.6%	200,000	0	0%
Lion Advisors LLC	375,000	3.0%	375,000	0	0%
Omar Barrientos	150,000	1.2%	150,000	0	0%
Elsia Giordano	50,000	*	50,000	0	0%
John Rayl	25,000	*	25,000	0	0%
Robert Schneiderman	25,000	*	25,000	0	0%
Teresa Apdei	25,000	*	25,000	0	0%
Alan Carter	15,000	*	15,000	0	0%
Ronald Onopa	10,000	*	10,000	0	0%
Neal Kurtti	15,000	*	15,000	0	0%
Mike Mathieu	15,000	*	15,000	0	0%
C. Giordano TTEE for Michael T. Giordano	25,000	*	25,000	0	0%
C. Giordano TTEE for Nicholas E. Giordano	25,000	*	25,000	0	0%
C. Giordano TTEE for Dominick Giordano	15,000	*	15,000	0	0%
C. Giordano TTEE for Dante Giordano	15,000	*	15,000	0	0%
Ann Bradbury	25,000	*	25,000	0	0%
Michael A. Giordano	10,000	*	10,000	0	0%

	Shares beneficially owned prior to the offering			Shares beneficially owned after the offering
Selling Shareholder	Number	Percent	Number of common shares registered in this prospectus	Number	Percent
Enrico Giordano	10,000	*	10,000	0	0%
Greg Giordano	10,000	*	10,000	0	0%
Paul Giordano	10,000	*	10,000	0	0%
Kathleen Ficoratta	10,000	*	10,000	0	0%
Robert Carl	10,000	*	10,000	0	0%
Michael Shankoff	10,000	*	10,000	0	0%
Michelle Joyce	50,000	*	50,000	0	0%
Rubenstein Public Relations	50,000	*	50,000	0	0%
Capital Growth Investments Trust	156,000(2)	1.2%	156,000	0	0%
Chris Janish	204,000(3)	1.6%	204,000	0	0%
Peter Pelullo	102,000(4)	*	102,000	0	0%
Jerry Goldstein	61,200(5)	*	61,200	0	0%
Lars Volkenberg	1,020,000(6)	8.1%	1,020,000	0	0%
Birchwood Capital Advisors Group, Inc.	602,000(7)	4.8%	602,000	0	0%
Joel Hoeniger	168,664(7)	1.3%	168,664	0	0%
Michael Rosenbaum	229,000(8)	1.8%	229,000	0	0%
Lakefield Trading Ltd.	1,700,000(9)	12.61%	1,700,000	0	0%
Gilman Securities Ltd.	1,700,000(9)	12.61%	1,700,000	0	0%
Brenston Enterprises S.A.	1,700,000(9)	12.61%	1,700,000	0	0%
Lion Advisors LLC	900,000	7.2%	900,000	0	0%

* Represents less than 1%.

(1) 90% of these shares are currently issuable upon the conversion of a convertible promissory note.

(2) 150,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(3) 200,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(4) 100,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(5) 60,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(6) 1,000,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(7) 100,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(8) 200,000 of these shares are currently issuable upon the conversion of a convertible promissory note.

(9) 1,000,000 of these shares are currently issuable upon the exercise of warrants at $.65 per share.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding or is issuable on exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing shareholders.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling shareholders for resale. However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling shareholders selling those shares or by the purchasers of those shares.

On our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

      • the name of each such selling shareholder and of any participating broker-dealer

      • the number of securities involved

      • the price at which such securities were sold

      • the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable

      • that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus

      • other facts material to the transaction.

The selling shareholders may use any one or more of the following methods when selling shares:

      • directly as principals

      • ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

      • block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      • purchases by a broker-dealer as principal and resale by the broker-dealer for its account

      • an exchange distribution in accordance with the rules of the applicable exchange

      • privately negotiated transactions

      • short sales that are in compliance with the applicable laws and regulations of any state or the United States

      • broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share

      • a combination of any such methods of sale

      • any other method permitted pursuant to applicable law

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling shareholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling shareholders and may have other business relationships with, and perform services for, us. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling shareholder or broker-dealer who participates in the sale of the shares may be deemed to be an “underwriter” within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering. We estimate that our expenses will total approximately $50,000. We have agreed to indemnify certain selling shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

DESCRIPTION OF SECURITIES

Our Common Stock

Authorized and Outstanding

Our authorized capital consists of 75 million shares of common stock, par value $.001 per share. As of October 25, 2005, 12,526,000 shares of our common stock were outstanding. Our Articles of Incorporation do not presently authorize the issuance of preferred stock.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the units of common stock sold in the offering will when issued be, fully paid and non-assessable.

Our 8% Convertible Promissory Notes — The Bridge Loan

In a private placement transaction in April and May 2005, we issued a series of 8% convertible promissory notes in the aggregate amount of $560,000 due November 2005. Each note is convertible at anytime at the option of the payee into our common stock at the rate of 100,000 shares for each $25,000 of principal, or $.25 per share.

Our Investment Units

In July, August and September 2005, we issued an aggregate of 100 Units, with each Unit consisting of 6,666 shares of our common stock and a senior convertible promissory note convertible at anytime at the option of the payee into our common stock at the rate of 60,000 shares for each $25,000 or principal, or $.42 per share.

We have not granted to date any stock options.

Our Transfer Agent

We have retained Corporate Stock Transfer, Inc. as our transfer agent.

EXPERTS

Our consolidated audited financial statements as of August 31, 2005, and for the period from March 25, 2005 (inception) through August 31, 2005, included in this prospectus have been so included in reliance on the report of E. Randall Gruber, CPA, P.C., Lake Saint Louis, Missouri, independent registered accountants, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Jacobson & Colfin, P.C., New York, New York.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Premiere Publishing Group, Inc. and Subsidiaries
Table of Contents

E. Randall Gruber, CPA, PC

Certified Public Accountant
400 Lake Saint Louis Boulevard
Lake Saint Louis, Missouri 63367

Telephone (636)561-5639
Fax (636)625-6039

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Premiere Publishing Group, Inc. and Subsidiaries

I have audited the accompanying balance sheet of Premiere Publishing Group, Inc. and subsidiaries (a Developmental Stage Enterprise) as of August 31, 2005, and the related consolidated statements of loss, changes in stockholders’ equity, and cash flows for the period March 25, 2005 (date of inception) through August 31, 2005. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all material respects, the financial position of Premiere Publishing Group, Inc. and Subsidiaries as of August 31, 2005, and the consolidated results of its operations and its cash flows for the period March 25, 2005 (date of inception) through August 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has had limited operations and has not fully commenced planned principal operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ E. Randall Gruber, CPA, PC

E. Randall Gruber, CPA, PC

September 20, 2005
St. Louis, Missouri

Member: American Institute of Certified Public Accountants
Registered: Public Company Accounting Oversight Board (PCAOB)

F-3

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Consolidated Balance Sheet
August 31, 2005

Assets
Current assets
Cash and cash equivalents	$1,152,956
Accounts receivable, net of allowance of $7,000	24,700

Total current assets	1,177,656
Property and equipment
Office furniture and equipment	21,217
Less accumulated depreciation	(695)

Net property and equipment	20,522
Other assets
Goodwill	2,425,887

Total assets	3,624,065

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Debentures payable	2,610,000
Accounts payable	87,131
Accrued interest	30,136

Total current liabilities	2,727,267
Shareholders’ equity
Common stock, par value $.001 per share. Authorized 75,000,000 shares; issued and outstanding 13,171,905 (excluding 238,095 held in treasury.	13,172
Additional paid-in capital	5,519,028
Deficit accumulated during developmental stage	(4,635,402)

Total shareholders’ equity	896,798

Total liabilities and shareholder’s equity	$3,624,065

Premier Publishing Group, Inc. and Subsdiaries
Consolidated Statement of Stockholders’ Equity
For the period March 25, 2005 (date of inception) through Auguast 31, 2005

		Common stock
	Total	Shares	Amount	Additional Paid-In Capital	Retained Earnings
Balance, beginning	$—	—	$—	$—	$—
Shares issued in exchange for Sobe Life, LLC - March, 2005	2,247,000	5,350,000	5,350	2,241,650	—
Purchase of treasury stock - March, 2005	(100,000)	(238,095)	(238)	99,762	—
Shares issued for services - March, 2005	630,000	1,500,000	1,500	628,500	—
Shares issued for services - May, 2005	273,000	650,000	650	272,350	—
Shares issued for license agreement to use the Trump name - May, 2005	840,000	2,000,000	2,000	838,000	—
Shares issued for services - June, 2005	403,200	960,000	960	402,240	—
Shares issued for services - June, 2005	273,000	650,000	650	272,350	—
Shares issued for services - June, 2005	105,000	250,000	250	104,750	—
Shares issued for services - June, 2005	210,000	500,000	500	209,500	—
Shares issued for services - June, 2005	21,000	50,000	50	20,950	—
Shares issued for services - August, 2005	630,000	1,500,000	1,500	628,500	—
Net income for the period May 23, 2005 through June 13, 2005	(4,635,402)	—	—	—	(4,635,402)

Balance, June 13, 2005	$896,798	13,171,905	$13,172	$5,519,028	$(4,635,402)

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Consolidated Statement of Loss
For the period March 25, 2005 (date of inception) through August 31, 2005

Revenues
Advertising and circulation	$152,664
Operating costs and expenses
Production, distribution and editorial	527,742
Selling, general and administrative	844,988
Consulting services paid through issuance of common stock	3,385,200

Total operating costs and expenses	4,757,930

Loss from operations	(4,605,266)
Interest expense	30,136

Loss before income taxes	(4,635,402)
Income taxes	—

Net loss	$(4,635,402)

Basic loss per share	$(0.51)

Basic average shares outstanding	9,131,759

Diluted loss per share	$(0.43)

Diluted average shares outstanding	10,713,134

Premier Publishing Group, Inc. and Subsdiary
(A Developmental Stage Enterprise)
Consolidated Statement of Cash Flow
For the period March 25, 2005 (date of inception) through August 31, 2005

Cash flows from operating activities
Net loss	$(4,635,402)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	695
Consulting services paid through issuance of common stock	3,385,200
Changes in assets and liabilities
Accounts receivable	(24,700)
Accounts payable	87,131
Accrued interest	30,136

Net cash used by operating activities	(1,156,940)
Cash flows from investing activities
Acquisition of office furniture and equipment	(21,217)
Acquisition of goodwill	(178,887)

Net cash used by investing activities	(200,104)
Cash flows from financing activities
Issuance of debentures	2,610,000
Purchase of treasury stock	(100,000)

Net cash provided by financing activities	2,510,000

Net increase in cash and equivalents	1,152,956
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$1,152,956

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
August 31, 2005

Note 1 — Organization and Summary of Significant Accounting Policies

Organization

Premiere Publishing Group, Inc. is a Nevada corporation organized on March 25, 2005. The Companys principal business activity is the publishing of the national magazine “Trump World” on a quarterly basis.

Advertising, newsstand sales and magazine subscriptions revenues accounted for 100 per cent of the Company’s revenues for the period March 2, 2005 (date of inception) through August 31, 2005. Revenues and operating results can be affected by changes in the demand for advertising and/or consumer demand for the Company’s product. Magazine circulation revenues are generally affected by national and/or regional economic conditions and competition from other forms of media.

Principles of consolidation

The consolidated financial statements include the accounts of Premiere Publishing Group, Inc. and its wholly owned subsidiaries. Significant intercompany transactions have been eliminated.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company incurred a net loss for the period March 25, 2005 (date of inception) through August 31, 2005 of $4,635,402. And a working capital deficit of $1,549,611. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that is has access to sufficient cash and capital resources to operate and grow its business for the next 12 months.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
August 31, 2005

financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are “written-off” when deemed uncollectible.

Property and equipment

Property and equipment are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation expense is provided primarily by the straight-line method over the estimated useful lives of the assets, five years for computer equipment, and ten years for office furnishings. Depreciation for the period from March 25, 2005 (date of inception) through August 31, 2005 was $695.

Goodwill

The Company has adopted Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, effective July 1, 2002. SFAS 142 requires that goodwill no longer be amortized to earnings, but be tested for impairment at least annually. The impairment tests are based on a fair-value approach as described in SFAS 142. The estimated fair values of these assets are determined by developed discounted future cash flow analyses.

Revenues

Revenues are recognized only when realized / realizable and earned, in accordance with GAAP. Advertising revenues are recognized when the underlying advertisements are published, defined as the issuer’s on-sale date. Barter advertising revenues and the offsetting expense are recognized at the fair value of the advertising as determined by similar cash transactions. Barter advertising revenues were not material in the initial period. Revenues from magazine subscriptions are deferred and recognized proportionately as products are delivered to subscribers.

Advertising expenses

Advertising costs are expensed when the advertising takes place. The total advertising expenses included in the Consolidated Statement of Loss was $15,712.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25. For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
August 31, 2005

Income taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (loss) per share

Basic earnings (loss) per share are computed using the weighted average number of actual common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution that would occur from the exercise of the conversion options of the debentures.

Reporting on the costs of start-up activities

Statement of Position 98-5 “Reporting on the Costs of Start-up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred.

Special-purpose entities

The Company does not have any off-balance sheet financing activities.

Note 2 — Acquisition

On April 1, 2005 Premiere Publishing Group, Inc. purchased Sobe Life, LLC from the President of Premiere Publishing Group, Inc. The acquisition was accomplished through the issuance of 5,350,000 shares of the Company’s common stock at fair market value. The Company assigned the entire cost to goodwill.

Operating results of Sobe Life, LLC have been included in Premiere Publishing Group, Inc. consolidated operating results since the acquisition date. Sobe Life, LLC published Trump World magazine on a quarterly basis.

Note 3 — Debentures payable

In a private placement transaction in April and May, 2005, the Company issued a series of 8% convertible promissory notes in a total amount of $560,000 with a maturity date of 180 days. The principal amount of each note is convertible, at the option of the Payee at anytime prior to the maturity date into common stock of the Company at the rate of 100,000 shares of common stock for each $25,000 of principal. The Company may at its election pay the interest due on the convertible promissory note in the form of shares of its common stock for $.50 of interest due. Accrued interest at August 31, 2005 on the $560,000 totaled $15,588.

In a second private placement transaction in July and August, 2005, the Company offered 100 units consisting of an 8% senior convertible promissory note in the face amount of $25,000 due July 31, 2006, and 6,666 shares of common stock. Each senior convertible promissory note is convertible at any time into 60,000 shares of common stock at $.42 per share. As of August 31, 2005, the Company has subscribers for 88 units, and had received proceeds of $1,783,500, net of $266,500 of legal fees and commissions. The

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
August 31, 2005

Company has recorded debentures payable in the amount of $2,050,000 at August 31, 2005. Accrued interest at August 31, 2005 totaled $14,548. The Company will issue 546,694 shares of common stock to the holders of the debentures.

Note 4 — Commitments

The Company occupies their office space under a lease agreement. Rental expense is in the amount of $7,500 per month, and is due for renewal on November 1, 2005. In the normal course of business, leases that expire are generally replaced by leases on similar property.

The Company has negotiated an agreement with Donald Trump in which the Company can use the Trump name in exchange for a $200,000 payment made on July 30, 2005 for all prior issues; $120,000 for the fall, 2005 and winter, 2005 publications, and $135,000 for each subsequent issue. In addition 7.5% of the net profits generated by each issue of Trump World magazine is payable to Mr. Trump. Mr. Trump was also issued 2,000,000 shares of the Company’s common stock.

Legend Merchant Group, Inc. was issued 1,500,000 shares of the Company’s common stock and a 10% profit participation in Sobe Life, LLC. In addition, it was given a 5% profit participation interest in Poker Life Magazine, LLC, a new business established to publish a national bi-monthly magazine entitled “Poker Life” that will focus on the popular game of poker and the lifestyle surrounding it. Poker Life, LLC is set to publish the first issue in October, 2005. The common shares and profit participation in the net income of the two subsidiaries were given as compensation in connection with the restructuring and subsequent acquisition of Sobe Life, LLC by Premier Publishing Group, Inc.

Note 5 — Segment Information

Premiere Publishing Group, Inc. has determined that it has one reportable segment, magazine publishing.

Note 6 — Recently issued accounting pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company’s overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, (“SFAS No. 151”). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
August 31, 2005

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67” (“SFAS 152”) SFAS 152 amends SFAS No. 66, “Accounting for Sales of Real Estate”, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions”. SFAS 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant if any, to the Company’s overall results of operations or financial position since the Company does not enter into such transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

Premier Publishing Group, Inc. and Subsdiaries
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
August 31, 2005

Note 7 — Going Concern

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has not fully commenced its planned principal operations.

The Company is currently seeking to raise additional capital through the issuance of debt or equity securities.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below:

Registration fees	$732.98
Transfer agent fees	$5,000
Costs of printing and engraving	$2,500
Legal fees	$30,000
Accounting fees	$10,000
Miscellaneous	$1,762.02
Total estimated costs of offering	$50,000

Item 26. Recent Sales of Unregistered Securities

In March 2005, we issued 5,350,000 shares of our common stock to our President and CEO Michael Jacobson in consideration for forming and organizing us in March 2005 and for transferring Sobe Life, LLC to us. These shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

In March 2005, we issued 960,000 shares of our common stock to Chris Giordano in consideration for services in connection with our formation and organization in March 2005. These shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

In March 2005, we issued 650,000 shares of our common stock to Westport Strategic Partners Inc in consideration for services in connection with our formation and organization in March 2005. These shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

In March 2005, we issued an aggregate of 1,910,000 shares of our common stock to certain of our employees in consideration for employment services previously rendered to us and for future employment services. These shares were exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act.

In June 2005, we issued an aggregate of 650,000 shares of our common stock to Robert Cole and Susan Cole in consideration for their consulting work in developing Poker Life magazine. These shares were exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act.

In July 2005, we issued 2,000,000 shares of our common stock to Donald Trump in connection with the July 27, 2005 amendment to the Publishing Agreement between Sobe Life, LLC and Premiere Publishing Group, LLC. These shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

In July through October 2005, we issued a total of 99 investment units to 50 unaffiliated persons. Each investment unit consisted of 6,666 shares of our common stock and a convertible promissory note in the face amount of $25,000, which is convertible at anytime into 60,000 shares of our common stock. The issuance of these investment units were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

In November 2005, we issued a total of 3,000,000 shares and 3,000,000 warrants exercisable at $.65 per share to four firms for investor relations services performed on behalf of us. These shares and warrants were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 27. Exhibits

3.1	Articles of Incorporation
3.2	By-Laws
4.1	Form of 8% Convertible Promissory Note
4.2	Form of 8% Senior Convertible Promissory Note
5.1	Opinion of Jacobson & Coflin, P.C. Re: Legality of Shares
10.1	Publishing Agreement between Sobe Life, LLC and Trump World Publications LLC, dated May 28, 2004 (the “Publishing Agreement”)
10.2	Amendment to the Publishing Agreement dated July 27, 2005
10.3	Trump World License Agreement between Donald J. Trump and Sobe Life, LLC, dated May 28, 2004
10.4	Distribution Agreement between Curtis Circulation Company, LLC and Sobe Life, LLC dated June 15, 2004
10.5	Independent Representative Agreement between the Registrant and Rob & Suz Consulting Inc. dated June 21, 2005
10.6	Employment Agreement with Michael Jacobson dated September 1, 2005
10.7	Agreement of lease between Sobe Life LLC and 386 Pas Partners, LLC, dated October 17, 2005
23.1	Consent of E. Randall Gruber, CPA, P.C.
23.2	Consent of Jacobson & Coflin, P.C. (included in Exhibit 5.1 opinion)

Item 28. Undertakings

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

      (i)   Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ({{section}} 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in New York, New York, on November 28, 2005.

PREMIERE PUBLISHING GROUP, INC.
By: /s/ Michael Jacobson
Michael Jacobson
Chief Executive Officer
(principal executive officer)

By: /s/ Al Van Damm
Al Van Damm
Controller
(principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 28, 2005	By: /s/ Michael Jacobson Michael Jacobson Director and Chief Executive Officer (principal executive officer)
Date: November 28, 2005	By: /s/ Al Van Damm Al Van Damm Controller (principal financial officer)

EXHIBIT INDEX

Exhibit	Description
3.1	Articles of Incorporation
3.2	By-Laws
4.1	Form of 8% Convertible Promissory Note
4.2	Form of 8% Senior Convertible Promissory Note
5.1	Opinion of Jacobson & Coflin, P.C. Re: Legality of Shares
10.1	Publishing Agreement between Sobe Life, LLC and Trump World Publications LLC, dated May 28, 2004 (the “Publishing Agreement”)
10.2	Amendment to the Publishing Agreement dated July 27, 2005
10.3	Trump World License Agreement between Donald J. Trump and Sobe Life, LLC, dated May 28, 2004
10.4	Distribution Agreement between Curtis Circulation Company, LLC and Sobe Life, LLC dated June 15, 2004
10.5	Independent Representative Agreement between the Registrant and Rob & Suz Consulting Inc. dated June 21, 2005
10.6	Employment Agreement with Michael Jacobson dated September 1, 2005
10.7	Agreement of lease between Sobe Life LLC and 386 Pas Partners, LLC dated October 17, 2005
23.1	Consent of E. Randall Gruber, CPA, P.C.
23.2	Consent of Jacobson & Coflin, P.C. (included in Exhibit 5.1 opinion)